EXHIBIT 12(b)



                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                         AND PREFERENCE STOCK DIVIDENDS


                                          Years Ended December 31,
                               ------------------------------------------------
                               2003       2002      2001       2000      1999
                               ----       ----      ----       ----      ----
                                            (dollars in millions)

Income from continuing
   operations                  $2,862     $1,975    $1,222     $3,639    $5,867
Income tax expense                731        644     1,094      1,816     3,312
(Income)/losses of and
  dividends from
  nonconsolidated
  associates and minority
  interest                       (364)      (135)      172        261       218
Amortization of capitalized
   interest                        79         73        73         69        66
                                -----      -----     -----      -----     -----
Income from continuing
  operations before income
  taxes, undistributed
  income of nonconsolidated
  associates, and
  capitalized interest          3,308      2,557     2,561      5,785     9,463
                                -----      -----     -----      -----     -----
Fixed charges included in
  income from continuing
  operations
----------------------------
Interest and related
  charges on debt               9,522      8,115     8,496      9,257     7,519
Portion of rentals deemed
   to be interest                 269        289       293        455       256
                                -----      -----     -----      -----     -----
  Total fixed charges
   included in income from
   continuing operations        9,791      8,404     8,789      9,712     7,775
                                -----      -----     -----      -----     -----
Earnings available for
   fixed charges              $13,099    $10,961   $11,350    $15,497   $17,238
                               ======     ======    ======     ======    ======
Fixed charges
Fixed charges included in
  income from continuing
  operations                   $9,791     $8,404    $8,789     $9,712    $7,775
Interest capitalized in the
  period                           33         74        94         54        30
                                -----      -----     -----      -----     -----
   Total fixed charges         $9,824     $8,478    $8,883     $9,766    $7,805
                                =====      =====     =====      =====     =====

Dividends on preference
   stocks                           0         63       179        162       124
                                -----      -----     -----      -----     -----
  Total fixed charges and
     dividends on
     preference stocks         $9,824     $8,541    $9,062     $9,928    $7,929
                                =====      =====     =====      =====     =====

Ratio of earnings to fixed
  charges and dividends on
  preference stocks              1.33       1.28      1.25       1.56      2.17
                                 ====       ====      ====       ====      ====